Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Provides Update on Direct Select™ Technology

at Molecular Medicine Tri-Conference

Waltham, MA — April 19, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it will present an update on the development of its Direct Select™ technology platform at the Cambridge Healthtech Institute’s Twelfth International Molecular Medicine Tri-Conference being held April 19 – April 22, 2005 in San Francisco, California.  The Company’s presentation, entitled “Synthesis and Screening of Ultra-large Small Molecule Libraries Using Direct Select™ Technology,” will be delivered by Richard Wagner, Ph.D., Executive Vice President, Discovery Research, and Barry Morgan, Ph.D., Vice President, Chemistry, on Friday, April 22, 2005 at 11:30 a.m. (PDT).  A copy of the presentation will be available on the Company’s website at http://www.praecis.com, under “Investors” beginning at 3:00 p.m. (EDT) on April 22, 2005.

In the presentation, Drs. Wagner and Morgan will describe a chemistry-based technology platform, Direct Select™, designed to streamline the Company’s drug discovery efforts.  The premise behind Direct Select™ technology is to improve the odds of identifying drug leads that possess high affinity and selectivity by generating substantially larger libraries of chemical candidates than are traditionally used in the pharmaceutical industry.  Large libraries have the potential to improve the chances of identifying lead drug molecules with more favorable pharmaceutical profiles.  This is because a high number of promising molecules derived from structurally diverse families of compounds that have different safety properties are predicted to be identified during lead identification screening steps.

Generation of Ultra-large Libraries of Drug Candidates

In the pharmaceutical industry, combinatorial libraries of small molecules have traditionally been comprised of low numbers of constituents due to technical limitations.  In the presentation, the Company’s strategy for overcoming these challenges will be described.  Using its chemistry technology, the Company has created a robust platform that has produced a library consisting of approximately 2 x 109 (2 billion) small molecules.  This library is at least 1000 times larger than libraries typically used in pharmaceutical high throughput screening operations.

The chemistry approach adopted by the Company is to create libraries that are extensive in both number of compounds and structural diversity.  The construction of the libraries is based on a two-to-four cycle synthesis utilizing robust, scalable chemistry on an automated platform.  Company scientists have blended the rules for oral availability developed by Lipinski (Advanced Drug Delivery Reviews 23, 3-25, 1997), Veber (J. Med. Chemistry 45, 2615-2623, 2002), and others into the design of its libraries.

Application of Direct Select™ Technology

In addition to describing how the Company can manufacture ultra-large libraries, the presentation also details how these libraries are screened to find drug leads. The Company’s approach is to link covalently each molecule in the library to a tagging system utilizing a unique DNA sequence that encodes the details of the synthetic steps used to create each molecule in the library.  The resulting DNA-tagged libraries of small molecules are subsequently mixed with a pharmaceutical target in a single assay, allowing molecules to bind the target if they have the appropriate structural properties.  Unbound molecules are washed away, and hits are detected utilizing the polymerase chain reaction (PCR) to amplify the DNA portion of the molecule.  Following cloning and sequencing, the DNA code is deciphered using a cheminformatic process to interpret which small molecules had bound to the target (“hits”).

In an example of how the system works, the Company will describe results of experiments utilizing Abl kinase, a therapeutic target of the drug Gleevec®, in conjunction with the library screening process.  In a mock experiment, Company scientists coupled a known inhibitor of the kinase to a DNA tag and introduced the molecule into one of the Company’s first-generation 100 million compound libraries at a concentration equivalent to a single library component, that is, 1 in 100 million.  Following the screening and enrichment process, the spiked-in control molecule was found to be present at 1 in 1000, representing 100,000-fold enrichment, which allowed for its identification as a hit molecule.  Additional compounds from the library were apparently also enriched and carried forward for additional analysis.  This work is currently in progress.

Commenting on the Company’s progress on Direct Select™, Dr. Wagner stated, “We have now advanced our drug discovery platform so that we can routinely produce billion member libraries of small molecules that are designed with pharmaceutical properties.  We plan to continue developing new chemistries and scaffolds that we will incorporate into libraries, and anticipate producing numerous additional libraries using our automated platform during 2005 and beyond.  In addition, based on developments in our screening process, we believe that we can enrich and identify families of interesting leads from our libraries that bind to pharmaceutical targets of interest.”

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS also has an innovative development pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma and androgen-independent prostate cancer, as well as early stage discovery programs and an enhanced technology platform known as Direct Select™.

This news release contains forward-looking statements, including statements regarding the continuing development of the Company’s Direct Select™ technology platform. These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to create ultra-large libraries and successfully utilize those libraries for drug discovery, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.